Explanatory Note
Beginning on April 1, 2014, Materion Corporation distributed the following letter to, and discussed the views expressed with, certain of its shareholders.

April 1, 2014
Dear fellow shareholders:
I write to you to solicit your support in approving the proposals up for vote at our May 7, 2014 annual meeting of shareholders. In addition to the election of the four directors, the approval of the non-binding vote on named executive officer compensation and the ratification of Ernst & Young LLP as our independent registered public accounting firm for 2014, the Company is submitting other important proposals for your approval.
I would like to discuss these other proposals in greater detail.
Proposals 2 and 3: Amend Employee and Non-employee Director Equity Plans
Our future success depends on our ability to attract, motivate and retain high-quality employees, foster a pay-for-performance culture and align employee compensation interests with those of our shareholders. Our equity compensation plans are critical to achieving each of these objectives, and are strongly aligned with shareholder interests.
The number of shares available for distribution under the current equity plans is limited and will be exhausted in 2014. Without the approval of the employee equity plan, we will be compelled to significantly increase the cash component of our employee compensation, which we believe would not be aligned with or in the best interest of the shareholders.
Proposals 2 and 3 amend our current equity plans and reload the number of shares available under those plans. These proposals incorporate certain improvements to reflect current best practices as observed in the market. The Board is aware of the potential dilution that can result from such share increases. To minimize dilution, we intend to maintain our current burn rate level, which, for the last three years, has averaged approximately 1.6% and is consistent with levels observed in the market. To combat the dilutive effect of equity awards, we remain committed to our strategic share repurchase program. Below are more specifics on the proposals.
The proposed employee equity plan increases the total aggregate number of shares available for issuance or transfer for new awards by 1,200,000 shares. Under this proposal, the simple diluted overhang, which includes the sum of total common shares subject to outstanding awards, shares available for future awards and proposed additional shares, equals approximately 12.0%, well within best practices observed in the market.
The employee equity plan incorporates prevailing best practices observed in the market, including more flexible provisions in the event of detrimental activity. The employee equity plan also eliminates the payment of dividends or dividend equivalents on stock options and SARs, and adds a new provision restricting the payment of dividends or dividend equivalents on performance-based awards until the underlying performance goals are achieved.
The director equity plan increases the total aggregate number of shares available for issuance or transfer for new awards by 75,000 shares. The resulting simple diluted overhang with the director equity plan is 0.9%, which also falls within prescribed guidelines.
In addition to increasing the number of available shares, the director equity plan adopts prevailing best practices found in the broader market, including a cap on the number of shares of common share-based awards to any one participant in any calendar year, the elimination of certain automatic grant provisions and the pro-ration of automatic grants for newly elected or appointed directors.
We believe the director equity plan is consistent with current best practices and allows us to continue to align the interests of our shareholders and directors. We encourage you to vote “FOR” proposals 2 and 3.

Corporate Governance Proposals (Proposals 6, 7, and 8) … Proposals to Improve Corporate Governance Practices
As part of the Company’s commitment to effective corporate governance, management and the Board periodically undertake a review of current corporate governance trends observed in the market. We also value the input we receive from our shareholders and welcome investors who believe in the potential of the Company.
In my discussions with many of our shareholders, I have received helpful suggestions aimed at improving the Company’s current corporate governance practices. The recommended corporate governance changes outlined below are what we believe to be best practice and include the feedback that we have received from shareholders.
Proposal 6. Approval of an Amendment to the Company’s Amended and Restated Code of Regulations to Opt Out of the Ohio Control Share Acquisition Act
Section 1701.831 of the Ohio Revised Code (the Ohio Control Share Acquisition Act) requires a person interested in purchasing more than 20% of the Company’s outstanding shares to first deliver notice to the Company about the proposed acquisition, at which point the Board must call a special meeting of shareholders to vote on the proposed share purchase.
While the Board appreciates the protection against abusive and unfair takeover tactics afforded by Section 1701.831, in our discussions with shareholders and our broader review of current corporate governance best practices, we view Section 1701.831 as inconsistent with prevailing practice. The Board, upon the recommendation of the Governance and Organization Committee (the Committee), unanimously recommends that you vote “FOR” Proposal 6, thereby amending the Company’s Amended and Restated Code of Regulations to opt out of the Ohio Control Share Acquisition Act.
Proposal 7. Approval of Amendments to the Company’s Amended and Restated Articles of Incorporation and Amended and Restated Code of Regulations to Declassify the Board of Directors
Current corporate governance trends indicate that companies are migrating from classified board structures featuring a staggered director election schedule. Instead, governance committees are opting for annual elections for all directors. Many institutional shareholders believe a classified board structure has the potential to reduce the accountability of directors. The Committee agrees with this rationale, and we encourage your support by voting “FOR” Proposal 7. The approval of Proposal 7 is contingent upon the approval of Proposal 8 below.
Proposal 8. Approval of Amendments to the Company’s Amended and Restated Articles of Incorporation and Amended and Restated Code of Regulations to Eliminate Cumulative Voting in the Election of Directors
Proposal 8 aims to eliminate cumulative voting in the election of directors. Cumulative voting entitles each shareholder to a number of votes equal to the number of shares that he or she owns multiplied by the number of directors standing for election. A shareholder, therefore, is entitled to cast all of his or her votes for a single nominee or multiple nominees.
The Board believes that each director is responsible to all of the Company’s shareholders, and not just to a minority shareholder that has cumulatively voted his or her shares. Directors viewing themselves as representing a particular minority shareholder could result in partisanship and discord on the Board, impairing the ability of the directors to act in the best interests of all of our shareholders. Therefore, the Board unanimously recommends your vote “FOR” Proposal 8. The approval of Proposal 8 is contingent upon the approval of Proposal 7 above.
Conclusion
We believe we have taken steps to better position the Company for future profitable growth for all of our shareholders. The proposals on our agenda for the May 7, 2014 annual meeting of shareholders are an essential element of this growth plan.
Your vote is important. We urge you to read carefully the entire proxy statement for additional details on each of the proposals on our agenda. Thank you for your investment in Materion and for your support related to this important vote.
Sincerely,

/s/ Richard J. Hipple
Richard J. Hipple
Chairman, President and Chief Executive Officer

MATERION

MATERION CORPORATION

Shareholders of Materion Corporation (the "Company") should read the Company's definitive proxy statement for its 2014 annual meeting of shareholders because it contains important information. Shareholders may obtain the Company's 2014 definitive proxy statement and the 2013 Annual Report free of charge at www.materion.com. This document may be deemed "soliciting material" within the meaning of the rules and regulations of the Securities and Exchange Commission promulgated under the Securities Exchange Act of 1934, as amended.

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